Exhibit 99.1

Consent of Independent Registered Public Accounting Firm

Ericsson Services 401(k) Plan

Plano, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-4813) of Ericsson Inc. of our report dated June 25, 2013, relating to the financial statements and supplemental schedule of the Ericsson Services 401(k) Plan which appear in this Form 11-k for the year ended December 28, 2012.

BDO USA, LLP

Dallas, Texas

June 25, 2013

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.